Exhibit 99.1

Walgreens Boots Alliance Announced Changes to

Senior Management Team for Next Phase of Evolution

DEERFIELD, Ill. 9 June 2016 – Walgreens Boots Alliance today announced changes to its senior management roles and responsibilities as part of the next phase of evolution. This follows the successful integration of Walgreens and Alliance Boots to create Walgreens Boots Alliance, Inc. (Nasdaq: WBA).

In order to provide even greater focus and collaboration and further streamline the management of the Company’s global operations, Alex Gourlay, Executive Vice President of Walgreens Boots Alliance and President of Walgreens, and Ornella Barra, Executive Vice President of Walgreens Boots Alliance and President and Chief Executive of Global Wholesale and International Retail, have been appointed to the role of Co-Chief Operating Officers.

In his new role, Gourlay will oversee Walgreens and Boots. In addition to her current responsibilities, Barra will supervise Global Brands, Human Resources and other business services. As a result, Ken Murphy, who becomes Executive Vice President of Walgreens Boots Alliance and Chief Commercial Officer and President of Global Brands, and Kathleen Wilson-Thompson, Executive Vice President and Global Chief Human Resources Officer, will report to her.

Separately, Simon Roberts, Executive Vice President of Walgreens Boots Alliance and President of Boots, has decided at this time to pursue new opportunities and will leave the Company in July 2016. Elizabeth Fagan, currently Senior Vice President and MD International Retail, is appointed as Senior Vice President and Managing Director of Boots.

“As we continue to work together to find simpler and more effective ways to manage our Company, I believe this is the right structure at the right time,” said Jim Skinner, Walgreens Boots Alliance Executive Chairman. “The changes announced today will allow us to further enhance operating performance, while developing our Company for the longer term. I want to congratulate Ornella and Alex on their extended responsibilities. We are very fortunate to have these two world-class corporate executives working together in a senior management team that is very well positioned to guide our businesses across the world through the changing landscape of healthcare.”

Stefano Pessina, Executive Vice Chairman and Chief Executive Officer, commented: “Alex and Ornella will be instrumental in driving the operations of our Company in the next phase of its evolution now that our businesses have come successfully together after 18 months of integration. With the two Co-Chief Operating Officers overseeing the day-to-day activities of the Company and the continued support of George Fairweather (Executive Vice President and Global Chief Financial Officer), Marco Pagni (Executive Vice President, Global Chief Administrative Officer and General Counsel) and the other leaders, I will be able to further focus on driving the growth strategy and development of Walgreens Boots Alliance.” Pessina added: “I would like to warmly thank Simon for his outstanding contribution and for the key role he played at Boots during the past 13 years of his career. We wish him the very best for the future. I also want to congratulate Elizabeth on her new position, where I am sure she will make a strong contribution.”

Walgreens Boots Alliance, Inc.  |  walgreensbootsalliance.com

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise.

The company was created through the combination of Walgreens and Alliance Boots in December 2014, bringing together two leading companies with iconic brands, complementary geographic footprints, shared values and a heritage of trusted health care services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination in the USA and Europe and, together with its equity method investments*, employs more than 370,000* people and has a presence in more than 25* countries. Walgreens Boots Alliance is a global leader in pharmacy-led, health and wellbeing retail with over 13,100* stores in 11* countries. The company includes one of the largest global pharmaceutical wholesale and distribution networks with over 350* distribution centers delivering to more than 200,000** pharmacies, doctors, health centers and hospitals each year in 19* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Botanics, Liz Earle and Soap & Glory.

*	As at 31 August 2015 (without subsequent adjustment for business acquisitions or dispositions), including equity method investments
**	For 12 months ended 31 August 2015 (without subsequent adjustment for business acquisitions or dispositions), including equity method investments

(WBA-GEN)

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